UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 9, 2011

Fuse Science, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

20900 NE 30th Avenue, Eighth Floor, Aventura, FL 33180
 (Address of principal executive offices and zip code)

(305) 503-3873
(Registrant’s telephone number including area code)

Double Eagle Holdings, Ltd.
Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer to Fuse Science, Inc., unless the context requires otherwise.

Item 3.02.	Unregistered Sales of Equity Securities.

We have entered into agreements with holders of warrants to purchase 3,583,334 shares of our common stock at an exercise price of $0.12 per share (the “Initial Warrants”), which Initial Warrants were issued in our first round of private financing completed in May and June 2011 (the “First Round Financing”).  Pursuant to these agreements (a) such holders agreed to exercise their Initial Warrants for cash, and (b) we agreed to (i) issue to each of such holders an additional five-year warrant entitling them to purchase a number of shares equal to that acquired upon exercise of their Initial Warrants at an exercise price of $0.25 per share (the “Additional Warrants”) and (ii) grant them certain registration rights under the Securities Act of 1933 with respect to the shares issued upon exercise of the Initial Warrants and issuable upon exercise of the Additional Warrants.  Except for the expiration date and exercise price, the Additional Warrants are identical in form to the Initial Warrants.

The proceeds from the exercise of the Initial Warrants will aggregate approximately $430,000, which will be used for product development, marketing and sales and general working capital purposes.

The foregoing transaction was made pursuant to the exemption from registration afforded by Rule 506 of Regulation D under the Securities Act of 1933, as amended.

In an additional transaction exempt from the registration requirements of the Securities Act of 1933, holders of $495,000 in principal amount of our 8% one-year senior secured convertible promissory notes (the “Notes”) issued in the First Round Financing have converted the principal amount of the Notes and accrued interest thereon into 17,160,000 shares of our common stock, in accordance with the terms of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

Date: January 9, 2012	By:	/s/ Brian Tuffin
	Name:	Brian Tuffin
	Its:	Chief Executive Officer